Exhibit 4.3


                            TOWER SEMICONDUCTOR LTD.
                       EMPLOYEE SHARE OPTION PLAN 2003/1

            A PLAN UNDER SECTION 102 OF THE INCOME TAX ORDINANCE AND
                THE UNITED STATES INTERNAL REVENUE CODE OF 1986

1.       NAME AND PURPOSE:
         1.1 This plan, as amended from time to time, shall be known as the Tower Semiconductor Limited Employee Share Option Plan 2003/1 (the "2003/1 Plan" or the "Plan").

         1.2 The purpose and intent of the Plan is to provide incentives to employees of Tower Semiconductor Ltd. (the "Company") and its wholly-owned subsidiaries (each, a "Subsidiary") by providing them with options ("Options") to purchase shares in the Company, pursuant to a plan approved by the Board of Directors of the Company (the "Board"). Options granted under this Plan to Israeli residents will be made pursuant to the provisions of Section 102 ("Section 102") of the Israeli Income Tax Ordinance (New Version), 1961 as amended from time to time and, most recently, by the Law Amending the Income Tax Ordinance (Number 132) 2002 (as amended, the "Ordinance") and the rules promulgated thereunder (the "Rules"). Options granted under this Plan to United States residents will be made pursuant to the United States Internal Revenue Code of 1986, as amended (the "Code").

2.       TYPES OF 102 OPTIONS AND SECTION 102 ELECTION:
         Options granted pursuant to Section 102 shall be granted pursuant to either (a) Section 102(b)(2) thereof as capital gains track options, pursuant to which income resulting from the sale of shares derived from such Options is taxed as a capital gain ("102 Capital Gains Track Options"), or (b) Section 102(b)(1) thereof as ordinary income track options, pursuant to which income resulting from the sale of shares derived from such Options is taxed as ordinary income ("102 Ordinary Income Track Options"; together with 102 Capital Gains Track Options, "102 Trustee Options"). The Company may grant only one type of 102 Trustee Option at any given time pursuant to this Plan, and shall file an election with the Israeli Tax Authorities regarding the type of 102 Trustee Option it chooses to grant (the "Election"). Once the Company has filed such Election, it may change the type of 102 Trustee Option that it chooses to grant only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election. The aforementioned election of the Company will be approved by the Board.

3.       TYPES OF OPTIONS GRANTED UNDER THE CODE:
         Options granted to US residents under the Code shall be either an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code ("ISO"), or an Option not intended to qualify as an ISO ("NSO").


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4.       SCOPE:
         The total number of Options which can be granted under this Plan are Options to purchase up to 2,780,420 Ordinary Shares of the Company (nominal value NIS 1.00 per share), subject to adjustments as provided in Section 13 below.

5.       ADMINISTRATION:

         5.1. The Plan will be administered by the Board of Directors of the Company, taking into account the recommendations of the Compensation and Options Committee (the "Committee"), a sub-committee of the Board.

         5.2. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

6.       ELIGIBLE GRANTEES:

         6.1. No option award under this Plan (an "Option Award") may be granted to any person serving as a member of the Board, unless such person is also an employee of the Company at the time of the Option Award; and in such event, this person may only be granted 102 Trustee Options. Subject to this limitation and any restriction imposed by any applicable law, Options may be granted to any employee of the Company or any Subsidiary ("Grantee"). The grant of an Option Award to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him/her from participating, in any other grant of Options pursuant to this Plan or any other share incentive or share option plan of the Company or any Subsidiary.

         6.2. Grants of ISO's shall be made only to employees eligible to receive them under Section 422 of the Code. If (i) a Grantee of ISO's at the time of the Option Award owns shares representing more than 10% of the voting power of the Company or its parent or a Subsidiary, (ii) the aggregate Fair Market Value (as defined hereunder), as at the time of the grant, of the shares underlying ISOs which first become exercisable during any calendar year exceeds $100,000 (taking such Options into account in the order in which they were granted) or (iii) such Options otherwise fail to fully comply with the requirements for ISO's under the Code, such Options shall be treated as NSOs. Options designated as ISO's will be treated as NSOs if a disposition of underlying shares exercisable under the Option is made within two years from the date of the granting of the Option or within one year after the exercise of the Option.

7.       TRUSTEE; REQUIRED HOLDING PERIODS:

         7.1. Option Awards and/or shares in the Company which will be issued upon the exercise of the Option Awards will be held in trust by David H. Schapiro Legal Services (the "Trustee") in accordance with Section 102 and the regulations, rules, orders or procedures promulgated thereunder with respect to Israeli residents,


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                  and with respect to non-Israeli  residents,  the Trustee shall hold such Options, and any shares issued upon the exercise of any of such Options, in trust pursuant to the Company's instructions from time to time and according to all applicable law.

         7.2. 102 Trustee Options and any shares received following exercise of 102 Trustee Options shall be held by the Trustee for the requisite period prescribed by the Ordinance and the Rules, or such other period as may be required or unless otherwise permitted by the Israeli Income Tax Authorities (the "Required Holding Period").


                  Notwithstanding the aforesaid, an official guideline published by the Israeli income tax authorities on March 11, 2003 with respect to Section 102 of the Ordinance and the Rules (the "Interpretation"), provides that the meaning of the restriction on the sale of shares during the Required Holding Period is that if a Grantee who is an Israeli resident sells his/her shares during the Required Holding Period, the sale of the shares will be taxed in accordance with the relevant provisions of Section 102 of the Ordinance and the Rules regarding a breach of the terms of the Required Holding Period; Namely, a sale of shares during the Required Holding Period will be taxed as regular employment income (and not at the reduced capital gains tax rate, if applicable) and will be subject to Israeli National Insurance and Health tax.


                  102 Trustee Options, shares issuable upon exercise of 102 Trustee Options or proceeds arising from the sale of such shares may be released to an Israeli resident Grantee only in compliance with the Ordinance, the Rules, and the terms and conditions of the Trust Agreement entered into between the
                  Company and the Trustee, including without derogation, the withholding of any applicable tax due pursuant to the Ordinance and Rules.

         7.3. The Trustee and each Grantee shall comply with the applicable laws and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee.

         7.4. In the event that the Company issues securities as bonus shares (minyot hatavah) on shares which derive from 102 Trustee Options, such bonus shares shall also be subject to the provisions of this Section and the Required Holding Period for such bonus shares shall be measured from the commencement of the Required Holding Period for the 102 Trustee Option from which the bonus shares were issued.

         7.5. The Trustee shall not use the voting rights vested in such shares issuable upon exercise of Options, except in cases when, at his discretion and after consulting with the Committee, the Trustee believes that the said rights should be exercised for the protection of the Grantees as a minority among the Company's shareholders.


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         7.6.     The Company  shall be  entitled  to replace  the Trustee  with another appointee from time to time and shall notify the Grantees of such replacement.


8.       RESERVED SHARES:
         The Company has reserved 2,780,420 authorized but unissued Ordinary Shares (nominal value NIS 1.00 per share) for purposes of the Plan, subject to adjustments as provided in Section 13 below. Other than with respect to grants to employees who at the time of the grant of the Option are also serving as members of the Board, if any Options granted under the Plan terminate, expire or otherwise cease to exist, they shall again be available for grant through Option Awards under the Plan or under any other incentive plan that the Company may adopt.

9.       OPTION AWARDS:
         9.1. Option Awards to Israeli residents may be granted at any time after the Plan has been approved by the Income Tax Authorities as a plan under Section 102, and Option Awards to non-Israeli residents may be granted at any time after the Plan has been approved by the Board of Directors. The date of grant of each Option Award shall be the date of the Option Award letter granted to the Grantee (the "Date of Grant"). Notwithstanding the aforesaid, 102 Trustee Options may be granted before this Plan has been approved by the Income Tax Authorities as a plan under Section 102, but not prior than 30 (thirty) days from the filing of this Plan with the Income Tax Authorities; however, in the event that the Income Tax Authorities may require certain changes to the Plan, these Option Awards shall be subject to these changes.

         9.2. The instrument granting the Option Award shall state, inter alia, the number of shares covered thereby, the dates when it may be exercised, the option price and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan and with applicable law.

         9.3. The Options hereunder will not be listed in any stock exchange and are not transferable (except to the Grantee's legal heirs or estate).

10.      OPTIONS' EXERCISE PRICES:
         Other than with respect to employees who at the time of the grant of the Option are also serving as members of the Board, the purchase price in $US of each share will be the closing sales price of the Company's shares as reported by NASDAQ or the principal national securities exchange upon which the Company's shares are listed or traded (the "Fair Market Value") for the last market trading day prior to the Date of Grant.


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11.      VESTING AND EXERCISE OF OPTION AWARD:
         11.1. Option Awards shall become exercisable (vest) pursuant to the terms under which they were awarded, subject to the terms and conditions of this Plan, and unless determined otherwise with respect to Israeli employees who at the time of the grant of the Option are also serving as members of the Board, in accordance with the following vesting schedule: one-quarter (1/4) of the Options granted in each Option Award shall vest and become exercisable 12 months after the Date of Grant, one-quarter (1/4) of the Options granted in each Option Award shall vest and become exercisable 24 months after the Date of Grant, one-quarter (1/4) of the Options granted in each Option Award shall vest and become exercisable 36 months after the Date of Grant, and one-quarter (1/4) of the Options granted in each Option Award shall vest and become exercisable 48 months after the Date of Grant, subject to the Grantee's continuing to be an Employee or a Israeli resident member of the Board of Directors on such dates.

         11.2. The consideration to be paid for the shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Company and may consist entirely of (1) cash, (2) check, or (3) cashless in case of same day sale. The procedure for exercise of the Options shall be published in the Company's website. The Company may change the procedures for exercise of the Options at its discretion, by giving notice thereof to the Grantees.

         11.3. Anything herein to the contrary notwithstanding, if any Option Award, or any part thereof, has not been exercised within ten
                  (10) years after the Date of Grant (or any shorter period set forth in the instrument granting such Option Award), such Option Award, or such part thereof, shall terminate, and all interests and rights of the Grantee in and to the Option Award or such part thereof shall expire.

12.      TERMINATION OF EMPLOYMENT; TERMINATION OF RIGHT TO EXERCISE:

         12.1. Subject to the provisions of paragraph 12.2 and 12.3 hereof, unless determined otherwise by the Board of Directors if a Grantee should cease to be employed by the Company for any reason, all of the Grantee's rights which have vested and are exercisable in respect of all Option Awards granted to the Grantee under the Plan, and which are not exercised within sixty (60) days after the date of cessation of the employee-employer relationship, shall terminate upon the expiration of such sixty-day period. Options which are unvested at the time of termination of the Grantee's employment with the Company will become void and unexercisable at the time of such termination.

         12.2. Notwithstanding paragraph 12.1, in the event the employment of a Grantee is terminated by the Company under circumstances that entitle the Company (1) not to pay severance pay, or to pay only part of the severance pay, pursuant to the provisions of the Severance Pay Law, 5723-1963, or (2) to terminate the

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                  Grantee  for Cause as such term is defined  in such  Grantee's employment agreement, vested Options shall lapse and become void and unexercisable on the last day of the Grantee's employment with the Company or on such date as set forth in the Grantee's employment agreement.

         12.3. Anything herein to the contrary notwithstanding, if a Grantee should die, or become unable to continue to be employed by the Company by reason of becoming incapacitated while in the employ of the Company due to an accident, illness or other cause approved by the Committee, or if a Grantee should retire at the legal retirement age, vested Options can be exercised by the Grantee or the Grantee's estate or legal representative, as the case may be, within one (1) year after the Grantee's last day of employment with the Company. Thereafter, such Options shall lapse and become void and unexercisable. In the case of an ISO, if such disability is not a "disability" as such term is defined in Section 22(e)(3) of the Code, such ISO shall be treated for tax purposes as an NSO on the day three months and one day following such termination.

13.      ADJUSTMENTS:

         13.1. In the event that the Company shall issue any of its Ordinary Shares or other securities as bonus shares (minyot hatavah) upon or with respect to any shares which shall at the time be subject to a right of purchase by a Grantee hereunder, each Grantee upon exercising such right shall be entitled to receive (for the purchase price payable upon such exercise), the shares as to which he is exercising such right and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such bonus shares (stock dividend) were declared, as the Grantee would have received had he been the holder of the shares as to which he is exercising his right at all times between the date of the granting of such right and the date of its exercise. No fractional shares will be issued under this Section. All resulting fractional shares may be aggregated and sold by the Company, who will be entitled to the proceeds of the sale thereof.

         13.2. If securities of any kind are offered to the Company's shareholders by means of a rights offering, the exercise price of the Options will not be adjusted but the number of shares into which the Options are exercisable ("Underlying Shares") will be increased to take into account the element of economic benefit of the rights issue ("markeev hahatavah"), as such element is calculated by the Tel-Aviv Stock Exchange (the "TASE") in accordance with its rules.

         13.3. If the Company consolidates its Ordinary Shares, NIS 1.00 nominal value, into shares having a larger nominal value, or if it splits them into a larger number of shares having a lesser nominal value, then the number of Underlying Shares that is allotted due to the Options' exercise will be decreased or increased, as the case may be, after such an action.

         13.4.    In any  event in  which  the  execution  of an  adjustment  is
                  actually   required

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                  as detailed in this Section 13, the Committee is authorized to implement the actual adjustment and to execute the required calculations, all subject to the principles in this Section 13.

14.      CONTINUANCE OF EMPLOYMENT:
         Neither the Plan nor the Option Award letter shall impose any obligation on the Company or a Subsidiary, to continue any Grantee in its employ or as a member of its Board of Directors, and nothing in the Plan or in any Option Award pursuant thereto shall confer upon any Grantee any right to continue in the employ or as a member of the Board of Directors of the Company or a Subsidiary, or restrict the right of the Company or a Subsidiary, to terminate such employment or position as a member of its Board of Directors at any time.

15.      GOVERNING LAW:
         The Plan and all instruments issued hereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

16.      APPLICATION OF FUNDS:
         The proceeds received by the Company from the sale of shares pursuant to Option Awards granted under the Plan will be used for general corporate purposes of the Company or any Subsidiary.

17.      TAX CONSEQUENCES:

         17.1. Any tax consequences arising from the grant or exercise of any Option Award, from the payment for shares covered thereby or from any other event or act (of the Company or the Grantee) hereunder, and commissions and other expenses relating thereto shall be borne solely by the Grantee. Furthermore, the Grantee shall agree to indemnify the Company and/or any of its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee. The Company and/or any of its Subsidiaries and/or the Trustee may withhold any taxes, expenses and commissions from the exercise of the Options and/or the sale of the underlying shares.

         17.2. Before any 102 Trustee Options are granted, the Grantee will confirm in writing that he/she (1) understands that the Options are granted pursuant to a Plan under Section 102, (2) is aware which taxation track applies to the Options and (3) will undertake that he/she will not exercise the Options prior to the end of the Required Holding Period unless otherwise permitted as set forth in Section 7.2 above.

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18.      MISCELLANEOUS

         18.1. MAINTAINING REGISTERED CAPITAL: The Company will maintain a sufficient quantity of Ordinary Shares, NIS 1.00 nominal value, in its registered capital to ensure the execution of the exercise right hereunder, and if necessary it will cause its registered capital to be increased.

         18.2. SHARE EXCHANGE TRANSACTION: In the event that the Company is a party to any agreement or arrangement for exchanging shares (such as a merger or reorganization) (hereinafter, the "Exchange Transaction"), in which the holders of the Company's ordinary shares are offered the opportunity to exchange their shares for the securities of any other corporation, the Company will cause such other corporation to allot such securities as were offered to its ordinary shareholders as aforesaid to any Grantee who exercises his/her options during the exercise period and subject to the exercise conditions, as if that Grantee was the holder of the Underlying Shares on the determining date for purposes of the said Exchange Transaction.

         18.3. VOLUNTARY LIQUIDATION: In the event of a decision to voluntarily liquidate the Company, each Grantee will be deemed to have used his exercise right immediately prior to the decision having been taken, without having to pay the exercise price. In this event, the Grantee will be entitled to a payment which is equal to the amount that he would receive in liquidation if he were a holder of Underlying Shares immediately prior to the decision to liquidate, less the exercise price.

         18.4. CHANGES IN THE OPTIONS' CONDITIONS: The Committee is entitled to change the Options' provisions from time to time for the Grantees' benefit (subject to Section 102), without the need to obtain the consent of the Grantees. In addition, to the extent that during the period of this plan, new tax legislation applicable to employees' option plans enters into force, the Committee may introduce changes to this plan with respect to options hereunder not yet granted until the date of the change, as well as changes to the terms of Options already granted hereunder until the date of the change, to the extent considered desirable by the Committee in order to benefit from such new tax laws, provided that with respect to Options already granted, the Committee will not introduce changes that may in certain circumstances prejudice the Grantees, without their consent.

         Notice of any changes to the Options' terms will be given promptly to the Trustee.

19.      AMENDMENT AND TERMINATION OF THE PLAN

         The Plan was adopted by the Board of Directors of the Company on June 23, 2003 and approved by the Company's shareholders on ___________ .No ISO granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within 12 (twelve) months after the effective date of the Plan, no Options previously granted under the Plan shall be deemed to be ISOs and no ISOs shall be granted thereafter. The Board may, at any time and from time to

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         time, terminate, alter, adjust or amend the Plan in any respect, except that if at any time the approval of the shareholders of the Company is required under Section 422 of the Code or any successor provision with respect to ISOs, the Board may not effect such modification or amendment without such approval. The Plan shall become effective upon its adoption by the Board, and it shall remain in effect for a term of ten (10) years after its adoption by the Board, or the date the Plan is approved by the stockholders, whichever is earlier.


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RE: GRANT OF OPTIONS  - 2003/1 PLAN

Dear :   ________

         We are pleased to grant you options ("Options") to purchase up to __________ Ordinary Shares, nominal value NIS 1.00 each, of Tower Semiconductor Ltd. (the "Company"), pursuant to the Employee Share Option Plan 2003/1 of the Company, (the "Plan"), as of __________ (the "Date of Grant").

         The Plan is a Plan under Section 102 of the Income Tax Ordinance ("Section 102") and the United States Internal Revenue Code of 1986, as amended, and the grant and issuance of Options pursuant to this letter is subject to the receipt of all the approvals required under applicable law. The Options will be issued to David H. Schapiro, Legal Services Esq. (the "Trustee").

         The exercise price of the Options shall be $________ per share. The terms and conditions set forth in this letter are subject to and supplemented by the terms and conditions set forth in the Plan posted on our website attached hereto. You are urged to review the Plan and shall be deemed to be fully aware of all the terms and conditions governing the Options set forth in the Plan. By your signature below, you agree to be bound by the terms and conditions of the Plan.

         The Options pursuant to this letter will be issued once you sign: (I) this letter, (II) the attached Employee's Declaration, and (III) any other form which is required under Section 102 and which will be provided to you by the Company, and return them to the Company. The forms referred to above must be SENT to the Human Resources Manager only, no later than ________ on 15:00. No options will be granted to you if the forms are not returned by such date. If you are unable to return the forms by such date, you may contact the CFO or VP Human Resources of the Company, who is authorized, at his/her discretion, to extend such date, but in any event no later than ________.

         The issuance of the Options is subject to the main terms and conditions set out below. The full terms and conditions of the Options are set out in the Plan.

1.       ISSUANCE OF OPTIONS.
         The Options are hereby issued to the Trustee for your benefit, subject to the terms and conditions hereunder.

         The Options will not be listed in any stock exchange and are not transferable (except to your legal heirs or estate).

2.       VESTING; PERIOD OF EXERCISE.

         2.1. Subject to the terms and conditions of the Plan and this letter, the Options granted pursuant to this letter shall become exercisable (vest) in accordance with the following schedule:


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         (a)  ________  of the  Options  shall  vest 12 months  from the Date of
         Grant;
         (b) ________ of the Options shall vest 24 months from the Date of Grant; and
         (c) ________ of the Options shall vest 36 months from the Date of Grant; and.
         (d) ________ of the Options shall vest 48 months from the Date of Grant;

2.2. The above Options will vest and become exercisable only if on the date of vesting you are still employed by the Company.

2.3. Vested Options may be exercised in whole or in part, at any time within a period of ten (10) years from the Date of Grant (the "Exercise Period"). Any Option not exercised within the Exercise Period shall lapse and become void and unexercisable.

2.4. Options which are unvested at the time of termination of your employment with the Company will become void and unexercisable at the time of such termination. In addition, if your employment with the Company is terminated voluntarily by you or is terminated by the Company for any reason, vested Options can be exercised by you within sixty (60) days after your last day of employment with the Company. Thereafter, such options shall lapse and become void and unexercisable.

2.5. The procedure for exercise of the Options shall be as it appears on the web-site of the Company. However, the Company may change the procedure for exercise of the Options at its discretion. The Company will notify you of any changes in the procedure.

3.       NOTICES.
         All notices, consents and other communications under this Agreement shall be sent in writing and shall be deemed to have been given when
         (a) delivered by hand, (b) mailed by certified or registered mail, return receipt requested or express delivery service, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate as to itself by notice to the other parties).

         (a) If to you, at your address listed beneath your signature below;
         (b) If to the Company: Human Resources Department, Tower Semiconductor, P.O. Box 619, Migdal Ha'emek, Israel;
         (c)    If    with    respect    to    Option    exercise    procedures:
         BENEFIT@MYBENEFIT.CO.IL or facsimile no.: 09-766-5080.

4.       NO WAIVER.
         The delay or failure on the part of any party hereto to insist, in any one instance or more, upon strict performance of any of the terms or

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

         conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect.

                                                Sincerely,

                                                Tower Semiconductor Limited

Name of Employee: ___________                   Date: _____________

Employee signature: _____________________

Employee ID number: ___________________

Employee address:   _____________________



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





EMPLOYEE'S DECLARATION

1. I, the undersigned, confirm that the contents of this letter, dated ____________ are acceptable and agreed to by me.

2. All taxes, commissions and other expenses and payments payable in connection with the grant of the Options, the exercise thereof, the sale of the shares purchased by way of exercise of the Options (to the extent payable) and/or the transfer of funds (including currency conversions) will be borne by me. I will promptly indemnify the Company in the event it makes any of such payments.


3. I acknowledge and agree that in the event that bonus shares are issued by the Company in respect of the shares granted to me pursuant to this letter, such bonus shares shall be transferred by the Company to the Trustee, and the terms and provisions of the Income Tax Rules mentioned above shall apply to the bonus shares, as shall the Trustee's undertakings under the Agreement between the Trustee and the Company.

4. Without derogating from the former provisions, I acknowledge that the ultimate liability for income tax, social insurance or other tax-related withholding in connection with this grant or its exercise is my responsibility. I specifically acknowledge that any and all applicable laws and regulations in Israel pertaining to the granting of options including but not limited to the provisions set forth in
         Section 102 of the Income Tax Ordinance [New Version] - 1961 (the "Ordinance") and any rules promulgated thereunder including any amendment thereto, any interpretation published by the Israeli tax authorities in their official guidelines and any judicial interpretation of the Israeli courts, shall each apply with respect to my Options and may affect the terms of my Options. Any exercise of an Option and sale of shares received upon the exercise of my Options (the "Shares"), which deviates from the rules set forth in Section 102 of the Ordinance or in regulations promulgated thereunder may result in adverse tax consequences for me. I further acknowledge that each of the Company, brokers effecting transactions relating to my Options and the Trustee (as defined below) is under no obligation to inform me as to whether a particular transaction I may consider effecting complies with the rules set forth in Section 102 of the Ordinance or in regulations promulgated thereunder. I further acknowledge that the Company has not, nor does it intend to, provide tax advice with respect to the tax ramifications of an Option grant under the laws of any jurisdiction, including Section 102 of the Ordinance or any Rules promulgated thereunder, and that I am urged to seek my own personal tax advice.

5. I acknowledge that a trustee (the "Trustee") has been appointed to administer my Options in accordance with Section 102 of the Ordinance and the Income Tax Rules (Tax Benefits Regarding the Grant of Options to Employees), 2003 (the "Rules") and pursuant to an agreement with the Trustee that may be amended from time to time (the "Trust Agreement"). In accordance with the terms of this Option Agreement, the Company and/or the Trustee are responsible, among other things, to: (a) withhold and pay any applicable taxes owed to the tax authorities in Israel in connection with my Options, including as a result of an exercise of my Options and sale of the Shares by me, prior to releasing any funds owed to me, (b) provide the tax authorities in Israel with an annual report in accordance with the Rules and (c) provide the Israeli tax authorities with a report regarding the grant of Options under the Plan, within ninety (90) days from the Grant Date in accordance with the Rules. Any fees associated with the exercise of my Options as specified in the Trust Agreement will be borne solely by me. In accordance with the approval granted by the Israel Tax authorities in connection with this Plan, certain of the functions related to the administration of my options may be performed by the Company.


6. In accepting this grant, I acknowledge that unless otherwise permitted by the Income Tax Authorities, the Rules as of the Option Date prohibit me from selling Shares issued upon exercise of my Options during a period of twenty-four months from the end of the tax year in which the grant took place in the event that my Options are subject to the "capital gains track" as set forth in Section 102(b)(2) (the "Capital Gains Track") of the Ordinance (the "Capital Gains Track"), or during a period of twelve months from the end of the tax year in which the grant took place in the event that my Options are subject to the "employment income track" as set forth in Section 102(b)(1) of the Ordinance (the "Required Holding Period"). Notwithstanding the above, if I elect to sell my Shares during the Required Holding Period, I hereby acknowledge that the sale of the Shares will be taxed in accordance with the relevant provisions of Section 102 of the Ordinance and the Rules regarding a breach of the terms of the Required Holding Period. For the avoidance of doubt, in the event that my Options are subject to the "capital gains track", a sale of the shares issued upon exercise of my Options during the Required Holding Period will forfeit my right to receive the tax benefits of the "capital gains track" under Section 102(b)(2) of the Ordinance and the income derived from the exercise of the Options and the sale of the Shares will be taxed as regular employment income (and not at the reduced capital gains tax rate, if applicable) and will be subject to National Insurance and Health tax.

7. I am aware that: (i) the Company intends to issue additional shares and options in the future to various entities and individuals, as the Company in its sole discretion shall determine; and (ii) the Company may increase its share capital by new securities in such amount as it finds expedient; and I hereby waive any claim I might or may have regarding such issuance or increase.


8. I am aware that pursuant to Section 102(b)(3) if my Options are issued on the Capital Gains Track with an exercise price lower than the average closing price of the Company's shares on the 30 (thirty) trading days preceding the issuance of the Options, a part of any benefit ultimately derived from the exercise of the Options and the sale of the shares issued upon exercise of my Options, up to the amount equivalent to the difference between these prices, will be taxed as regular employment income and not at the reduced capital gains tax rate and will be subject to National Insurance and Health tax.

9. I hereby consent to the transfer of information that the Company is required to report to the tax authorities and to the Trustee relating to the Options in accordance with the provisions of Section 102 of the Ordinance and the Rules.


Name of Employee: ___________                    Signature: ___________

I.D. Number: _______________                     Date: _______________



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